Exhibit 10.3
LYONDELLBASELL INDUSTRIES
2021 NONQUALIFIED STOCK OPTION AWARD AGREEMENT
By letter (the “Grant Letter”), effective as of the date specified in the Grant Letter (the “Grant Date”), LyondellBasell Industries N.V. (the “Company”), pursuant to the LyondellBasell Industries Long-Term Incentive Plan, as amended and restated effective May 31, 2019 (the “Plan”), has granted to the Participant a right (the “Option”) to purchase from the Company up to but not exceeding in the aggregate the number of shares of Common Stock (as defined in the Plan) (the “Option Shares”) specified in the Grant Letter at the Grant Price per Option Share specified in the Grant Letter, such number of shares and such price per share being subject to adjustment as provided in the Plan, and further subject to the following terms and conditions (the “Award Agreement”):
1.    Relationship to Plan and Company Agreements.
This Option is intended to be a nonqualified stock option within the meaning of Section 83 of the Code. This Option is subject to all of the Plan terms, conditions, provisions and administrative interpretations, if any, adopted by the Committee. Except as defined in this Award Agreement, capitalized terms have the same meanings ascribed to them in the Plan. To the extent that this Award Agreement is intended to satisfy the Company’s obligations under any employment agreement between the Company and the Participant, the Participant agrees and acknowledges that this Award Agreement fulfills the Company’s obligations under the employment agreement, this Award Agreement shall be interpreted and construed to the fullest extent possible consistent with such employment agreement, and in the event of a conflict between the terms of such employment agreement and the terms of this Award Agreement, the terms of this Award Agreement shall control.
2.    Exercise Schedule.
(a)    This Option shall become exercisable in three cumulative installments, with one-third of the Option Shares becoming exercisable on the first anniversary of the Grant Date, an additional one-third of the Option Shares becoming exercisable on the second anniversary of the Grant Date, and the final one-third of the Option Shares becoming exercisable on the third anniversary of the Grant Date. Except as provided below, the Participant must be in continuous employment from the Grant Date through the date of exercisability of each installment in order for the Option to become exercisable with respect to additional shares of Common Stock on such date.
(b)    This Option shall become fully exercisable, irrespective of the limitations set forth in subparagraph (a) above, provided that the Participant has been in continuous employment since the Grant Date, upon (1) an involuntary termination of employment by the Company without Cause or a constructive termination of employment by the Participant with good reason as defined in Section 10 of the Plan (a “Constructive Termination”), either of which occurs within one year after the occurrence of a Change of Control or (2) any termination of employment due to death or Disability.
(c)    Notwithstanding paragraph (a), this Option shall become fully exercisable, to the extent not previously vested, in accordance with paragraph (a) if Participant terminates employment due to Enhanced Retirement.

(d)    Notwithstanding paragraph (a), provided that the Participant has been in continuous employment since the Grant Date, upon termination of employment due to Retirement or involuntary termination not for Cause, to the extent not previously vested pursuant to subparagraph (a) above, each third of the Option Shares described in subparagraph (a) above that are unvested as of the date of termination of employment shall become exercisable in a pro rata amount determined by a fraction with respect to each such unvested third of the Option Shares, the numerator of which shall be the number of months (with any partial months being considered a full month) of the Participant’s employment from the Grant Date through the date of the Participant’s termination of employment, and the denominator of which shall be the number of months for the period beginning on the Grant Date and ending on the corresponding anniversary date on which each such unvested third of the Option Shares would have vested pursuant to subparagraph (a) above. If the Participant is eligible for Enhanced Retirement, this paragraph (d) shall not apply and paragraph (c) shall control, unless the Participant affirmatively elects to decline Enhanced Retirement and accept pro rata vesting of the Option Shares under this paragraph, in which case Section 14 shall not apply.
(e)    For purposes of this Award Agreement, the following definitions apply:
(i)    “Disability” means a permanent and total disability as defined in the Company’s long-term disability plan in which the Participant is eligible to participate.
(ii)     “Enhanced Retirement” means a Participant’s voluntarily initiated termination of service on or after age 60 with 10 years of service with the Company and/or an Affiliate.
(iii)    “Misconduct” means any act or failure to act that (i) contributes to the Company having to restate all or a portion of its financial statements and materially increases the value of the compensation received by the Participant and/or (ii) caused or was intended to cause a violation of the policies of the Company or Affiliate.
(iv)    “Retirement” means a Participant’s voluntarily initiated termination of service on or after the earliest of (i) age 55 with 10 years of service with the Company and/or an Affiliate, (ii) the time of retirement as defined in a written agreement between a Participant and a Participating Employer, or (iii) outside the U.S., the time when retirement is permitted and the Participant is eligible to receive a company retirement benefit under applicable law with respect to the Participant’s primary place of employment (as determined by the Committee in its sole judgment).
3.    Termination of Option. The Option hereby granted shall terminate and be of no force and effect with respect to any shares of Common Stock not previously purchased by the Participant upon the first to occur of:
(a)    the close of business on the date that is ten years from the Grant Date;
(b)    with respect to
(i)    the portion of the Option exercisable or which becomes exercisable upon termination of employment due to Enhanced Retirement, the close of business on the date that is ten years from the Grant Date;
(ii)    the portion of the Option exercisable upon termination of employment (or which becomes exercisable upon termination due to death, Disability, Retirement, involuntary termination not for Cause or Constructive Termination), the expiration of (A) 90 days following the Participant’s voluntary termination of employment, involuntary termination of employment not for Cause or Constructive Termination, and not due to death, Disability, Enhanced Retirement or Retirement, (B) one year following the Participant’s termination of employment by reason of death or Disability; and (C) five years following the Participant’s termination of employment by reason of Retirement.

(iii)    the portion of the Option not exercisable upon termination of employment, the date of the Participant’s termination of employment; or
(c)    the date of the Participant’s termination of employment for any reason other than those described in (b) above.
4.    Exercise of Option. Subject to the limitations set forth herein and in the Plan, all or part of this Option may be exercised in accordance with procedures established by the Committee or its delegate and communicated to the Participant. At the time of exercise, the Participant must pay the full amount of the purchase price for any shares of Common Stock being acquired or, at the option of the Committee or its delegate, tender Common Stock theretofore owned by such Participant that is equal in value to the full amount of the purchase price (or any combination of cash payment and tender of Common Stock) or in any other manner approved by the Committee or its delegate. For purposes of determining the amount, if any, of the purchase price satisfied by payment in Common Stock, such Common Stock shall be valued at its Fair Market Value on the date of exercise. Any Common Stock delivered in satisfaction of all or a portion of the purchase price shall be appropriately endorsed for transfer and assignment to the Company.
The Participant will not be entitled to exercise the Option granted pursuant hereto, and the Company will not be obligated to issue any Option Shares pursuant to this Award Agreement, if the exercise of the Option or the issuance of such shares would constitute a violation by the Participant or by the Company of any provision of any law or regulation of any governmental authority or any stock exchange or transaction quotation system.
If any law or regulation requires the Company to take any action with respect to the shares specified in such notice, the time for delivery thereof, which would otherwise be as promptly as possible, shall be postponed for the period of time necessary to take such action.
5.    Notices. Any notices required under this Award Agreement or the Plan shall be given in writing, including electronic communication, and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Participant, five days after deposit in the mail or delivery to an overnight delivery service, postage prepaid, addressed to the Participant at the address last designated by the Participant by written notice to the Company.
6.    Assignment of Option. The Participant’s rights under the Plan and this Award Agreement are personal. No assignment or transfer of the Participant’s rights under and interest in this Option may be made by the Participant otherwise than by will or by the laws of descent and distribution. This Option is exercisable during his lifetime only by the Participant, or, in the case of a Participant who is mentally incapacitated, this Option shall be exercisable by his guardian or legal representative. After the death of the Participant, exercise of the Option shall be permitted only by the Participant’s executor or the personal representative of the Participant’s estate (or by his assignee, in the event of a permitted assignment) and only to the extent that the Option was exercisable on the date of the Participant’s death.
7.    Withholding. The Company shall withhold from any delivery of shares of Common Stock under this Option, shares having a Fair Market Value equal to all taxes required to be withheld with respect to the Option. In the event all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the Option cannot be satisfied in this manner, no shares of Common Stock shall be delivered to or for a Participant unless provision to pay required withholding has been made to the Committee’s satisfaction.
8.    Expatriate Participants. Exercises by expatriate Participants will be, pursuant to the applicable expatriate assignment policy of the Participating Employer, tax normalized based on typical income taxes and social security taxes in the expatriate Participant’s home country relevant to the expatriate Participant’s domestic circumstances.

9.    No Fractional Shares. No fractional shares of Common Stock are permitted in connection with this Award Agreement. For purposes of vesting in Section 2(a), Option Shares vesting on the second anniversary of the Grant Date shall be increased by any fractional shares resulting from the vesting schedule with respect to subsequent vesting dates and Option Shares vesting thereafter shall be rounded down to the nearest whole share. For purposes of pro-ration in Section 2(d), Option Shares shall be rounded up to the nearest whole share of Common Stock. Only whole Option Shares are exercisable pursuant to Section 4, and only whole shares of Common Stock may be delivered in satisfaction of the Grant Price. Any shares of Common Stock withheld pursuant to Section 7 shall be rounded to whole shares in the manner determined by the Committee to be appropriate to satisfy the minimum statutory withholding requirements.
10.    Shareholder Rights. The Participant shall have no rights of a shareholder with respect to shares of Common Stock subject to the Option unless and until such time as the Option has been exercised and ownership of such shares of Common Stock has been transferred to the Participant.
11.    Successors and Assigns. This Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), but the Participant may not assign any rights or obligations under this Award Agreement except to the extent and in the manner expressly permitted.
12.    No Guaranteed Employment. No provision of this Award Agreement shall confer any right upon the Participant to continued employment.
13.    Restrictive Covenants.
(a)    This Section 13 shall apply solely if the Participant is eligible for Enhanced Retirement and the Option becomes exercisable under Section 2(c).
(b)    Acknowledgment of Access to Confidential Information and Trade Secrets. Participant agrees and acknowledges that during employment with the Company, Participant will be provided with, develop, and will use confidential and proprietary information and trade secrets of the Company. The confidential and proprietary information and trade secrets include, but are not limited to, the Company’s business strategies, non-public financial information, identities of clients and suppliers, pricing and margin information, and any other information that Participant receives as a result of employment with the Company and that provides the Company with an economic benefit from being confidential, whether in written, tangible, electronic or any other form or media (collectively, “Confidential Information”). Confidential Information does not apply to such information which is known to the public so long as such knowledge does not result from a breach of any provision of this Award Agreement by Participant.
(c)    Protection of Company Confidential Information and Trade Secrets. Except as expressly authorized by the Company or in order to carry out the duties and responsibilities as an employee for the Company, Participant will not disclose, directly or indirectly, in any way to anyone the Company’s Confidential Information or improperly make use of Confidential Information both during employment with the Company and at any time after employment with the Company terminates. Pursuant to 18 U.S.C. USC § 1833(b), and as set forth fully therein, notice is hereby given that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(d)    Non-Competition. Participant agrees that for a period of twenty-four (24) months following the date Participant’s employment with the Company ends, Participant shall not (i) perform any duties or responsibilities which are similar to those Participant performed on behalf of the Company in the twenty-four (24) months prior to termination of employment for any person or entity who offers services or products, or both, competitive to those offered by the Company at the time of termination of employment, or (ii) perform any duties or responsibilities for any person or entity whereby Participant uses (or may use) Confidential Information of the Company. This restriction shall apply in any geographic area in which the Company does business as of the date of termination of employment.
(e)    Non-Interference of Company Relationships. Participant agrees that for a period of twenty-four (24) months following the date Participant’s employment with the Company ends, Participant shall not, directly or indirectly, influence, induce, solicit or otherwise take action intended to disrupt, limit or interfere with any customer, supplier, or vendor relationship which Participant had responsibility for or learned Confidential Information about in the twenty-four (24) months preceding the termination of employment.
(f)    Non-Solicitation of Employees. Participant agrees that for a period of twenty-four (24) months following the date Participant’s employment with the Company ends, Participant shall not, directly or indirectly, influence, induce, solicit or otherwise take action intended to disrupt, limit or interfere with the relationship of the Company and any employee with whom Participant interacted or knew about through employment at the Company in the twenty-four (24) months preceding the termination of employment.
(g)    Non-Disparagement. Participant agrees that Participant shall not at any time engage in any form of conduct, or make any statement or representation, either oral or written, that disparages, impugns or otherwise impairs the reputation, goodwill or interests of the Company, or any of its officers, directors, shareholders, representatives, and/or employees or agents in either the individual or representative capacities of any of the foregoing individuals (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments). Nor shall Participant direct, arrange or encourage others to make any such derogatory or disparaging statements on Participant’s behalf. Nothing in this paragraph, however, shall prevent Participant from providing truthful testimony or information in any proceeding or in response to any request from any governmental agency, or judicial, arbitral or self-regulatory forum, or as otherwise required by applicable law.
(h)    Cooperation. Participant agrees to cooperate with the Company by making Participant reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company in any such action, suit, or proceeding, by providing information and meeting and consulting with the Company and its employees, representatives and counsel.
(i)    Irreparable Harm. Participant acknowledges that the Company has a legitimate need to protect itself from improper or unfair competition and to protect its Confidential Information, as well as the Company’s relationships with its business partners and employees, and that the restrictions contained in this Award Agreement are reasonable and necessary to protect the Company’s operations, legitimate competitive interests, and Confidential Information. Participant also recognizes the highly competitive nature of the Company’s business and that irreparable harm would be caused by Participant’s violation of the restrictions contained herein.
(j)    Remedies. Participant agrees that the Company’s remedies at law for any violation of this Award Agreement are inadequate and that the Company has the right to seek injunctive relief in addition to any other remedies available to it. Therefore, if Participant breaches or threatens to breach this Award Agreement, the Company is entitled to specific performance and injunctive relief, in addition to any other remedies, including but not limited to monetary damages, without the posting of a bond. Participant further agrees to pay any and all legal fees, including without limitation, all attorneys’ fees, court costs, and any other related fees and/or costs incurred by the Company in enforcing this Award Agreement. Participant further agrees that a court may extend the duration of the restrictions in Section 13 of this Award Agreement equal to any period of time in which Participant is in violation of this Award Agreement.

14.    Company Clawback Policy.
(a)    If (i) the Committee determines that the Participant has either engaged in, or benefitted from, Misconduct and (ii) the Participant is classified at a level of M-4 or above in the LyondellBasell Group compensation classification system at the time of such determination, upon notice from the Company, the Participant shall reimburse to the Company all or a portion of any amounts (whether in cash or shares) received under this Award Agreement (or forfeit all or any portion of this Award to the extent it has not yet been received) as the Committee deems appropriate under the circumstances. Such notice shall be provided within the earlier to occur of one year after discovery of the alleged Misconduct or the second anniversary of the Participant’s date of termination.
(b)    If the Committee determines that the Participant has violated any of the obligations set forth in Section 13 of this Award Agreement, upon notice from the Company, the Participant shall reimburse to the Company all or a portion of any amounts (whether in cash or shares) received under this Award Agreement (or forfeit all or any portion of this Award to the extent it has not yet been received) as the Committee deems appropriate under the circumstances. Such notice shall be provided within the earlier to occur of one year after discovery of the alleged violation or the second anniversary of the Participant’s Date of Termination.
15.    Choice of Law. This Award Agreement shall be governed by the laws of the State of Texas, without regard to conflict of laws principles.
16.    Jurisdiction and Forum. Any action arising out of this Award Agreement or the relationship between the parties established herein shall be brought only in the state or federal courts of the State of Texas, and Participant hereby consents to and submits to the exclusive jurisdiction of such courts.
17.    Savings Clause. It is expressly understood and agreed that although the Company and Participant consider the restrictions contained in Section 13 of this Award Agreement to be reasonable for the purpose of preserving the Company’s Confidential Information, as well as the Company’s relationships with its business partners and employees, if any restrictive covenant set forth in Section 13 of this Award Agreement is found by any court having jurisdiction to be invalid or unreasonable, the restrictive covenant shall be limited and reduced so as to contain the maximum restrictions permitted by applicable law. The restrictive covenants set forth in Section 13 of this Award Agreement shall be interpreted consistent with, and limited to the extent necessary to comply with, applicable rules of professional conduct. All remaining provisions of this Award Agreement, and/or portions thereof, shall remain in full force and effect.
18.    Waiver. The Company’s failure to enforce any provision(s) of this Award Agreement shall not in any way be construed as a waiver of any such provision(s), or prevent the Company thereafter from enforcing each and every other provision of this Award Agreement.

LYONDELLBASELL INDUSTRIES N.V.

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Note: For Mr. Rhenman, our Executive Vice President, Intermediates and Derivatives, and Refining, “Retirement” also includes an executive’s voluntarily initiated termination of service on or after age 65.